Exhibit 21.1



                              List of Subsidiaries
                            ------------------------

                             IDM ENVIRONMENTAL CORP.


         Name                                    State of Incorporation
     ------------                              -------------------------

IDM Energy Corp.                                      Delaware
IDM Environmental of Massachusetts, Inc.              Massachusetts
Global Waste & Energy, Inc.                           Alberta
Global Waste & Energy, Inc.                           Delaware
CWC de El Salvador S.A. de C.V.                       El Salvador
Empresa de Poder y Energia de
 El Salvador S.A. de C.V.                             El Salvador








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